UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2013 (June 12, 2013)

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2013, a special-purpose wholly-owned subsidiary (the “Seller”) of Blackstone Mortgage Trust, Inc. (the “Company”) entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Citibank, N.A. (the “Buyer”). The Repurchase Agreement provides for advances of up to $250.0 million in the aggregate, which the Company expects to use to finance the acquisition or origination of eligible loans as more particularly described in the Repurchase Agreement.

Advances under the Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of (i) the 30-day LIBOR plus (ii) a margin of between 2.00% and 2.25% depending on the attributes of the purchased loans. The initial facility expiration date is June 12, 2016, which may be extended annually by the Seller upon prior notice and the payment of an extension fee to the Buyer. If upon the initial facility expiration date, the Buyer does not extend the facility availability period, in its sole discretion, then no new advances may be drawn and all collateral interest and principal proceeds would be required to repay existing advances, subject to certain provisions for REIT income distribution requirements. In either case, individual advances mature upon the maturity date of the respective collateral maturity dates.

In connection with the Repurchase Agreement, the Company executed a Limited Guaranty in favor of the Buyer (the “Guaranty”), pursuant to which the Company guarantees the obligations of the Seller under the Repurchase Agreement up to a maximum liability of 25% of the then currently outstanding obligations under the Repurchase Agreement. The Company may also be liable under the Guaranty for customary “bad-boy” events.

The Repurchase Agreement and the Guaranty contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) ratio of EBITDA to fixed charges shall be not less than 1.40 to 1.0; (ii) tangible net worth of not less than $525.0 million plus 75% of the net cash proceeds of any equity issuance after the date of the agreements; (iii) cash liquidity of not less than the greater of (x) $10.0 million or (y) 5% of the Company’s recourse indebtedness; and (iv) indebtedness shall not exceed 80% of total assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: June 18, 2013

	By:	/s/ Geoffrey G. Jervis
	Name:	Geoffrey G. Jervis
	Title:	Chief Financial Officer